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                            THIRD SUPPLEMENTAL INDENTURE




     THIRD SUPPLEMENTAL INDENTURE, dated and effective as of May 19, 1998, by and between Royal Oak Mines Inc., a corporation amalgamated under the laws of Ontario, Canada (the "Company"), and Chase Manhattan Trust Company, National Association, the successor to Mellon Bank, F.S.B., as Trustee (the "Trustee"), amending the Indenture (hereinafter defined).


     Royal Oak Mines Inc. issued an aggregate principal amount of $175,000,000 of 11% Senior Subordinated Notes due 2006 and Series B 11% Senior Subordinated Notes due 2006 (collectively, the "Notes") pursuant to an Indenture (the "Original Indenture"), dated as of August 12, 1996 (as amended and supplemented by the First Supplemental Indenture dated and effective as of December 31, 1997 and the Second Supplemental Indenture dated and effective as of January 31, 1998, (collectively with the Original Indenture, the "Indenture")), by and among Royal Oak Mines Inc., the Trustee and Kemess Mines Inc. ("Kemess"). Kemess was a Guarantor as defined in and for the purposes of the Indenture. On December 29, 1997, Royal Oak Mines Inc. and Kemess amalgamated under the laws of Ontario, Canada and the surviving entity of such amalgamation is the Company.


     Section 9.02 of the Indenture provides that the Company, when authorized by a resolution of the board of directors of the Company, and the Trustee, together with the written consent of the Holders (as defined in the Indenture) of at least a majority in aggregate principal amount of


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the outstanding Notes, may amend the Indenture as provided in Section 9.02.
The Company has designated a record date of April 15, 1998 (the "Record Date") for the purpose of obtaining such consent to this Third Supplemental Indenture and the Holders of a majority in aggregate principal amount of the Notes as of the Record Date have provided their written consent, and have not revoked such consent, to the amendment to the Indenture contained in this Third Supplemental Indenture, and the other conditions precedent in the Indenture to the execution hereof have been satisfied. Pursuant to section
9.05 of the Indenture, once the amendment to the Indenture contained in this Third Supplemental Indenture becomes effective, it will bind every Holder of Notes.

     Each party hereto agrees as follows for the benefit of the other party and for the equal and ratable benefit of the Holders of the Notes:


1. The second paragraph of section 9.05 of the Indenture is hereby amended by replacing the number "30" referred to therein with the number "3".

2. The Indenture is hereby amended in every respect to the extent necessary to give effect to all sections of this Third Supplemental Indenture and conform the Indenture thereto.


     IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed and effective all as of the date first written above.


                                   ROYAL OAK MINES INC.


                                   By:  /s/ James H. Wood
                                      -----------------------------
                                      Name:  James H. Wood
                                      Title:  C.F.O.


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                                   CHASE MANHATTAN TRUST COMPANY,
                                   NATIONAL ASSOCIATION, as Trustee



                                   By:  /s/ Roy Davis
                                      ----------------------------
                                      Name:  Roy Davis
                                      Title:  Vice President